Press Release
FOR RELEASE: December 19, 2019

APOGEE ENTERPRISES REPORTS FISCAL 2020 THIRD QUARTER RESULTS

•	Revenue of $338 million and earnings of $0.57 per diluted share

•	Lower than expected results in Architectural Framing Systems

•	Architectural Services backlog increases by 21 percent, to record $607 million

•	Strong cash flow, with $36 million of cash provided by operating activities during the quarter

•	Company provides information on cost reductions and updates full-year guidance

MINNEAPOLIS, MN, December 19, 2019 - Apogee Enterprises, Inc. (Nasdaq: APOG) today announced its fiscal 2020 third-quarter results. Third-quarter revenue was $337.9 million, compared to $357.7 million in the third quarter of fiscal year 2019. Earnings per diluted share were $0.57, down from $0.78 in the prior year period, primarily driven by lower revenue and margins in the Architectural Framing Systems segment.

Commentary
“Third quarter results came in below our expectations, reflecting lower volumes and operational difficulties in certain of our Architectural Framing Systems businesses,” said Joseph F. Puishys, Chief Executive Officer. “Though we are reducing our current year outlook as a result, we remain confident that the company is well positioned for growth and margin expansion next year and beyond. In addition to actions to drive Apogee’s long-term success, we recognize the imperative for improved near-term performance. We are moving quickly but deliberately to address the issues in Framing Systems, including leadership changes and accelerating our efforts to drive integration and cost reductions within the segment.”

“There were several positives in the quarter that demonstrate the underlying strength of our business,” continued Mr. Puishys. “Architectural Services continued to deliver strong project execution. We were also awarded several new projects during the quarter, increasing the segment’s already record backlog by over $100 million. Large-Scale Optical delivered growth and strong profitability. We saw improved factory productivity

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

in Architectural Glass and we successfully opened our new glass fabrication facility in Texas. Finally, our financial position remains strong, with solid cash flow in the quarter, which we used to reduce our debt.”

Mr. Puishys concluded, “Looking forward, we see opportunities for significantly improved results in our next fiscal year and beyond. We are executing a strategy to drive improvements in Architectural Framing Systems. We are making substantial progress on our cost reduction initiatives, which we expect to yield significant savings over the next year. Our record backlog in Architectural Services supports growth in that segment for at least the next two years. We also launched our new operation aimed at growing in the small project segment of the Architectural Glass market. I am confident that with the actions we are taking, Apogee is positioned for substantially improved performance in the future.”

Cost Savings Plan
The company provided additional information on its previously announced cost reduction plans. Having retained a leading advisory firm earlier this year, the company has made significant progress identifying procurement cost savings opportunities across the enterprise, in all categories of spend. As a result the company has begun moving to a centralized procurement model that better leverages the organization’s scale and drives synergies in its supply chain. Additionally, the company has initiated actions to improve operational performance and reduce costs in the Architectural Framing Systems segment.

Taken together, these cost reduction and performance improvement actions are expected to generate annual savings of $30 to $40 million when fully implemented. The company plans to utilize these savings to improve its overall operating margin. In addition, the company expects the cost reduction plan, when fully implemented, will significantly improve working capital and cash flow performance.

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue in the third quarter was $165.5 million, down from $181.3 million in the prior year period, primarily due to lower volumes from customer driven schedule delays and operational difficulties, which have been identified and are being addressed. Operating income was $6.3 million, compared to $12.9 million in the prior year quarter, reflecting lower revenue, and higher than expected manufacturing costs in two of the segment’s businesses. Segment backlog stands at $378 million, compared to $388 million a quarter ago.

Architectural Glass
Architectural Glass revenue in the third quarter was $89.4 million, down from $98.5 million in the prior year quarter, primarily due to lower volumes driven by increased competition from foreign competitors leveraging the strength of the U.S. dollar. Operating income was $4.1 million and operating margin was 4.6 percent, compared to $5.9 million and 5.9 percent respectively in last year’s third quarter, due to start-up costs related to the new manufacturing facility for the small projects growth initiative, and decreased volumes, partially offset by improved factory productivity.

Architectural Services
Architectural Services continued to have strong order flow during the quarter, with segment backlog increasing by 21 percent to a record $607 million, from $502 million last quarter. As expected, the segment’s revenue decreased to $69.0 million in the third quarter, compared to $72.8 million in the prior-year quarter, on lower volumes due to the timing of project activity. Third-quarter operating income was $6.5 million with operating margin of 9.5 percent, compared to $8.7 million and 11.9 percent respectively in the prior year period, reflecting reduced operating leverage on the decreased volume and less favorable project maturity.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical
Large-Scale Optical revenue was $24.4 million, up from $23.4 million in the third quarter last year, primarily due to improved sales mix. Operating income was $6.8 million, up slightly from the prior year period, and operating margin was 27.7 percent, compared to 28.4 percent in last year’s third quarter.

Financial Condition and Other Matters
Fiscal year-to-date, cash provided by operating activities is $53.6 million, compared to $70.6 million in the same period last year. The year-over-year difference primarily reflects increased working capital related to legacy EFCO projects, as disclosed in previous quarters. Capital expenditures through the first nine months of the fiscal year were $41.2 million, compared to $33.9 million in the prior year period, as the company continued to make investments in growth and productivity improvement initiatives. Fiscal year-to-date, the company has returned $33.8 million of cash to shareholders through share repurchases and dividend payments. During the quarter, the company reduced its total debt by $21.5 million to $251 million, compared to $273 million at the end of the second quarter of fiscal 2020.

Also, third quarter results included $2.6 million of net recoveries related to acquired project matters and $2.8 million of expense for legal and advisory costs related to the Cooperation Agreement announced earlier in the quarter.

Outlook
The company is adjusting its guidance for fiscal 2020, reflecting lower than expected sales volumes in Architectural Framing Systems and Architectural Glass, as well as the operational difficulties in Architectural Framing Systems in the third quarter and continued impact in the fourth quarter. The company now anticipates:

•	Full-year revenue flat to down 1 percent, compared to previous guidance of 1 to 3 percent growth.

•	Diluted earnings per share in the range of $2.15 to $2.30, compared to previous guidance of $3.00 to $3.20 per share.

•	Full-year tax rate of approximately 24.5 percent.

•	Capital expenditures of approximately $55 million, compared to previous guidance of $60 to $65 million.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. This call will be webcast and is available in the Investor Relations section of the company’s website at https://www.apog.com/events-and-presentations. The webcast also will be archived for replay on the company’s website.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) delivers distinctive solutions for enclosing commercial buildings and framing art. Headquartered in Minneapolis, MN, we are a leader in architectural products and services, providing architectural glass, aluminum framing systems and installation services for buildings, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

Use of Non-GAAP Financial Measures
This release and other financial communications may contain the following non-GAAP measures:

•	Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at this adjusted measure include: the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, restructuring costs, non-cash goodwill and other intangible impairment costs, and acquired project-related charges.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead-time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Adjusted EBITDA is equal to the sum of adjusted operating income depreciation and amortization expenses.  We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions and management of acquired contracts. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 2, 2019 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

ir@apog.com

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
In thousands, except per share amounts	November 30, 2019	December 1, 2018	% Change	November 30, 2019	December 1, 2018	% Change
Net sales	$337,916	$357,718	(6)%	$1,050,340	$1,056,382	(1)%
Cost of sales	263,606	273,628	(4)%	808,856	807,096	—%
Gross profit	74,310	84,090	(12)%	241,484	249,286	(3)%
Selling, general and administrative expenses	52,716	52,682	—%	169,274	167,224	1%
Operating income	21,594	31,408	(31)%	72,210	82,062	(12)%
Interest and other expense, net	1,764	2,787	(37)%	6,577	6,254	5%
Earnings before income taxes	19,830	28,621	(31)%	65,633	75,808	(13)%
Income tax expense	4,596	6,730	(32)%	15,677	18,030	(13)%
Net earnings	$15,234	$21,891	(30)%	$49,956	$57,778	(14)%

Earnings per share - basic	$0.58	$0.79	(27)%	$1.89	$2.06	(8)%
Average common shares outstanding	26,432	27,836	(5)%	26,481	28,030	(6)%
Earnings per share - diluted	$0.57	$0.78	(27)%	$1.87	$2.04	(8)%
Average common and common equivalent shares outstanding	26,750	28,156	(5)%	26,776	28,304	(5)%
Cash dividends per common share	$0.1750	$0.1575	11%	$0.5250	$0.4725	11%

Business Segment Information
(Unaudited)
	Thirteen	Thirteen		Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
In thousands	November 30, 2019	December 1, 2018	% Change	November 30, 2019	December 1, 2018	% Change
Sales
Architectural Framing Systems	$165,517	$181,306	(9)%	$533,432	$550,193	(3)%
Architectural Glass	89,433	98,524	(9)%	288,862	263,533	10%
Architectural Services	69,043	72,828	(5)%	195,787	220,051	(11)%
Large-Scale Optical	24,405	23,377	4%	66,449	64,522	3%
Eliminations	(10,482)	(18,317)	(43)%	(34,190)	(41,917)	(18)%
Total	$337,916	$357,718	(6)%	$1,050,340	$1,056,382	(1)%
Operating income (loss)
Architectural Framing Systems	$6,345	$12,903	(51)%	$34,141	$43,554	(22)%
Architectural Glass	4,092	5,851	(30)%	16,951	9,168	85%
Architectural Services	6,533	8,659	(25)%	15,082	21,435	(30)%
Large-Scale Optical	6,754	6,628	2%	15,561	15,845	(2)%
Corporate and other	(2,130)	(2,633)	(19)%	(9,525)	(7,940)	20%
Total	$21,594	$31,408	(31)%	$72,210	$82,062	(12)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	November 30, 2019	March 2, 2019
Assets
Current assets	$393,590	$371,898
Net property, plant and equipment	326,418	315,823
Other assets	429,783	380,447
Total assets	$1,149,791	$1,068,168
Liabilities and shareholders' equity
Current liabilities	$228,102	$227,512
Current debt	155,400	—
Long-term debt	95,856	245,724
Other liabilities	155,454	98,615
Shareholders' equity	514,979	496,317
Total liabilities and shareholders' equity	$1,149,791	$1,068,168

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Consolidated Statement of Cash Flows
(Unaudited)
	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended
In thousands	November 30, 2019	December 1, 2018
Net earnings	$49,956	$57,778
Depreciation and amortization	34,681	38,378
Share-based compensation	4,617	4,724
Proceeds from new markets tax credit transaction, net of deferred costs	—	8,850
Other, net	8,983	7,302
Changes in operating assets and liabilities
Receivables	(5,288)	9,291
Inventories	2,474	4,398
Costs and earnings on contracts in excess of billings	(17,156)	(54,569)
Accounts payable and accrued expenses	(22,457)	(20,072)
Billings in excess of costs and earnings on uncompleted contracts	4,901	14,558
Refundable and accrued income taxes	(6,159)	1,831
Other, net	(951)	(1,825)
Net cash provided by operating activities	53,601	70,644
Capital expenditures	(41,176)	(33,867)
Proceeds on sale of property	591	12,332
Purchases of marketable securities	(4,201)	(9,006)
Sales/maturities of marketable securities	4,867	5,813
Other, net	(1,523)	(2,209)
Net cash used by investing activities	(41,442)	(26,937)
Borrowings on line of credit	108,000	294,500
Proceeds from issuance of term debt	150,000	—
Payments on line of credit	(252,500)	(278,000)
Repurchase and retirement of common stock	(20,010)	(23,313)
Dividends paid	(13,808)	(13,180)
Other, net	(2,584)	(1,178)
Net cash used by financing activities	(30,902)	(21,171)
(Decrease) increase in cash and cash equivalents	(18,743)	22,536
Effect of exchange rates on cash	32	(498)
Cash, cash equivalents and restricted cash at beginning of year	29,241	19,359
Cash, cash equivalents and restricted cash at end of period	$10,530	$41,397

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Net earnings	$15,234	$21,891	$49,956	$57,778
Cooperation agreement advisory costs	2,776	—	2,776	—
Acquired project matters	(2,635)	—	(2,635)	—
Amortization of short-lived acquired intangibles	—	717	—	4,655
Acquired project profits (1)	—	(637)	—	(1,651)
Income tax impact on above adjustments	(33)	(19)	(34)	(715)
Adjusted net earnings	$15,342	$21,952	$50,063	$60,067

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 30, 2019	December 1, 2018	November 30, 2019	September 1, 2018
Earnings per diluted common share	$0.57	$0.78	$1.87	$2.04
Cooperation agreement advisory costs	0.10	—	0.10	—
Acquired project matters	(0.10)	—	(0.10)	—
Amortization of short-lived acquired intangibles	—	0.03	—	0.16
Acquired project profits (1)	—	(0.02)	—	(0.06)
Income tax impact on above adjustments	—	—	—	(0.03)
Adjusted earnings per diluted common share	$0.57	$0.78	$1.87	$2.12

(1) Adjustment for profits recognized during fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin

	Thirteen Weeks Ended November 30, 2019
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$6,345	3.8%	$(2,130)	$21,594	6.4%
Cooperation agreement advisory costs	—	—	2,776	2,776	0.8
Acquired project matters	—	—	(2,635)	(2,635)	(0.8)
Adjusted operating income (loss)	$6,345	3.8%	$(1,989)	$21,735	6.4%

	Thirteen Weeks Ended December 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$12,903	7.1%	$(2,633)	$31,408	8.8%
Amortization of short-lived acquired intangibles	717	0.4	—	717	0.2
Acquired project profits (1)	—	—	(637)	(637)	(0.2)
Adjusted operating income (loss)	$13,620	7.5%	$(3,270)	$31,488	8.8%

	Thirty-Nine Weeks Ended November 30, 2019
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$34,141	6.4%	$(9,525)	$72,210	6.9%
Cooperation agreement advisory costs	—	—	2,776	2,776	0.3
Acquired project matters	—	—	(2,635)	(2,635)	(0.3)
Adjusted operating income (loss)	$34,141	6.4%	$(9,384)	$72,351	6.9%

	Thirty-Nine Weeks Ended December 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating loss	Operating income	Operating margin
Operating income (loss)	$43,554	7.9%	$(7,940)	$82,062	7.8%
Amortization of short-lived acquired intangibles	4,655	0.8	—	4,655	0.4
Acquired project profits (1)	—	—	(1,651)	(1,651)	(0.2)
Adjusted operating income (loss)	$48,209	8.8%	$(9,591)	$85,066	8.0%

(1) Adjustment for profits recognized during fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

EBITDA and Adjusted EBITDA
	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	November 30, 2019	December 1, 2018	November 30, 2019	December 1, 2018
Net earnings	$15,234	$21,891	$49,956	$57,778
Income tax expense	4,596	6,730	15,677	18,030
Interest and other expense, net	1,764	2,787	6,577	6,254
Depreciation and amortization	11,922	11,921	34,681	38,378
EBITDA	$33,516	$43,329	$106,891	$120,440
Cooperation agreement advisory costs	2,776	—	2,776	—
Acquired project matters	(2,635)	—	(2,635)	—
Acquired project profits (1)	—	(637)	—	(1,651)
Adjusted EBITDA	$33,657	$42,692	$107,032	$118,789

(1) Adjustment for profits recognized during fiscal 2019 on contracts that were acquired with the purchase of EFCO.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com